Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-214351) pertaining to the 2012 Employee Stock Purchase Plan, 2011 Incentive Plan, 2010 Stock Plan, and 2008 Stock Option Plan of Groupon, Inc. and (2) the Registration Statement (Form S-3 ASR No. 333-202060) of Groupon, Inc. of our report dated February 15, 2017 (except for Notes 1, 3 and 18, as to which the date is May 17, 2017), with respect to the consolidated financial statements and schedule of Groupon, Inc., included in this Current Report on Form 8-K .

/s/ Ernst & Young LLP
Chicago, Illinois
May 17, 2017